Exhibit 99.1

July 29, 2021	For More Information Contact:
For Immediate Release	Jay McConie, EVP and CFO
(516) 671-4900, Ext. 7404

THE FIRST OF LONG ISLAND CORPORATION

REPORTS EARNINGS FOR THE SECOND QUARTER OF 2021

Glen Head, New York, July 29, 2021 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported increases in net income and earnings per share for the three and six months ended June 30, 2021.  In the highlights that follow, all comparisons are of the current three or six-month period to the same period last year unless otherwise indicated.

SECOND QUARTER HIGHLIGHTS

•	Net Income and EPS were $11.4 million and $.48, respectively, versus $10.8 million and $.45
•	ROA and ROE were 1.08% and 11.02%, respectively, compared to 1.02% and 11.30%
•	Book value per share increased 7.6% to $17.58 at 6/30/21 from $16.34 at 6/30/20
•	Net interest margin was 2.71% versus 2.64%
•	Cash Dividends Per Share increased 5.6% to $.19 from $.18
•	Effective Tax Rate was 21.7% versus 16.8%

SIX MONTH HIGHLIGHTS

•	Net Income and EPS were $22.7 million and $.95, respectively, versus $19.9 million and $.83
•	ROA and ROE were 1.10% and 11.09%, respectively, compared to .96% and 10.34%
•	Net interest margin was 2.70% versus 2.63%
•	Repurchased 200,420 shares at a cost of $4.1 million
•	Effective Tax Rate was 20.6% versus 16.1%

Analysis of Earnings – Six Months Ended June 30, 2021

Net income for the first six months of 2021 was $22.7 million, an increase of $2.7 million, or 13.8%, versus the same period last year.  The increase is due to growth in net interest income of $1.7 million, or 3.4%, and noninterest income of $770,000, or 13.8%, and a decline in the provision for credit losses of $4.1 million.  These items were partially offset by increases in noninterest expense of $1.8 million, or 5.8%, and income tax expense of $2.1 million.

The increase in net interest income reflects a favorable shift in the mix of funding as an increase in average checking deposits of $271.9 million, or 26.8%, and a decline in average interest-bearing liabilities of $279.1 million, or 10.2%, resulted in average checking deposits comprising a larger portion of total funding.  The increase is also attributable to higher income from SBA Paycheck Protection Program (“PPP”) loans of $3.0 million.  PPP income for the 2021 period was $3.9 million driven by an average balance of $155.2 million and a weighted average yield earned of 5.0%.  Net interest income for the second quarter and six months of 2021 also benefited by approximately $450,000 from the maturity of a $150 million interest rate swap in May 2021 with a cost of funds of 2.85%.  The Bank used excess cash to repay the interest rate swap.

Partially offsetting the favorable impact on net interest income was a decline in the average balance of loans of $161.9 million, or 5.1%.  Also exerting downward pressure on net interest income were current market yields on securities and loans being lower than the runoff yields on both portfolios.  The average yield on interest-earning assets declined 36 basis points (“bps”) from 3.52% for the first six months of 2020 to 3.16% for the current six-month period.  Management substantially offset the negative impact of declining asset yields on net interest income through reductions in non-maturity and time deposit rates.  The average cost of interest-bearing liabilities declined 54 bps from 1.30% for the first six months of 2020 to .76% for the current six-month period.

Net interest margin for the first six months of 2021 was 2.70% versus 2.63% for the 2020 period.  Income from PPP loans improved net interest margin for the first six-months of 2021 by 9 bps.  As of June 30, 2021, the Bank had $97.6 million of outstanding PPP loans with unearned fees of $3.3 million.  We expect substantially all outstanding PPP loans to payoff by the end of 2021.  In the current interest rate environment, the Bank will be unable to replace the yield being earned on PPP loans putting downward pressure on the net interest margin in 2022.

The mortgage loan pipeline was $74 million at June 30, 2021.  Sluggish loan demand and competition for loans among banks and other lenders continues to put pressure on the pipeline and originations.  Comparing June 30, 2020 to June 30, 2021, the expansion of our lending teams helped grow commercial mortgages by $127.7 million.  Commercial and industrial available lines of credit have increased.  However, line utilization is near historic low levels resulting in a decrease in commercial and industrial loans outstanding.  We believe the economic impact of the pandemic and the stimulus packages passed by Congress contributed not only to the unusually high level of cash on our balance sheet, but also to decreased loan originations and lower levels of outstanding balances on existing credit lines.

The increase in noninterest income, net of gains on sales of securities, of $164,000 is primarily attributable to increases in the non-service cost components of the Bank’s defined benefit pension plan of $275,000 and fees from debit and credit cards of $242,000.  These items were partially offset by decreases in investment services income of $276,000 and service charges on deposit accounts of $188,000.  Revenue from assets under management fell as the shift to an outside service provider resulted in the loss of some relationships.  Assets under management will likely decline further as the Bank transitions from its legacy trust and investment businesses to a single platform with LPL Financial.  The decrease in service charges on deposit accounts is mainly attributable to the pandemic which has negatively affected most categories of fee income.

The provision for credit losses decreased $4.1 million when comparing the six-month periods from a provision of $2.5 million in the 2020 period to a credit of $1.6 million in the 2021 period.  The credit provision for the current period was mainly due to improvements in economic conditions, asset quality and other portfolio metrics, and a decline in outstanding mortgage loans, partially offset by net chargeoffs of $460,000.  The net chargeoffs were mainly the result of sales of three commercial mortgages in the first quarter.

The increase in noninterest expense of $1.8 million was primarily due to an increase in salaries and employee benefits related to staffing our new Riverhead Branch, building our lending and credit teams and normal salary adjustments.  Also contributing to the increase was higher FDIC insurance expense due to an assessment credit in 2020,  increased marketing expense and the cost of facilities maintenance.

Income tax expense increased $2.1 million due to an increase in pre-tax earnings in the current six-month period as compared to the 2020 period and an increase in the effective tax rate to 20.6% from 16.1% when comparing the first six months of 2021 and 2020.  The increase in the effective tax rate is mainly due to a decrease in the percentage of pre-tax income derived from tax-exempt municipal securities and bank-owned life insurance in 2021.  Additionally, a change in NYS tax law to implement a capital tax in the second quarter of 2021 increased the second quarter provision by approximately $400,000.

Analysis of Earnings – Second Quarter 2021 Versus Second Quarter 2020

Net income for the second quarter of 2021 of $11.4 million increased $629,000, or 5.8%, from $10.8 million earned in the same quarter of last year.  The increase is mainly attributable to an increase in net interest income of $818,000 and a decline in the provision for credit losses of $715,000, partially offset by an increase in income tax expense of $991,000.  The variances in each of these items occurred for substantially the same reasons discussed above with respect to the six-month periods.

 Analysis of Earnings – Second Quarter Versus First Quarter 2021

Net income for the second quarter of 2021 increased $121,000 from $11.3 million earned in the first quarter.  The increase was mainly attributable to an increase in interest income from the full quarterly impact of first quarter mortgage-

backed securities purchases and a decline in interest expense from the aforementioned repayment of the maturing interest rate swap. The increase in net income was also attributable to lower overtime, payroll taxes and other compensation-related costs.  Partially offsetting these items was the gain on sale of securities in the first quarter and an increase in income tax expense for substantially the same reasons discussed above with respect to the six-month periods.

Asset Quality

The Bank’s allowance for credit losses to total loans (reserve coverage ratio) was 1.05% at June 30, 2021 as compared to 1.09% at December 31, 2020.  Excluding PPP loans, the reserve coverage ratio was 1.08% and 1.13%, respectively.  The decrease in the reserve coverage ratio was mainly due to improvements in economic conditions, asset quality and other portfolio metrics.    Nonaccrual loans, troubled debt restructurings and loans past due 30 through 89 days remain at low levels.

Capital

The Corporation’s balance sheet remains positioned for lending and growth with a Leverage Ratio of approximately 9.8% at June 30, 2021.  The Corporation repurchased 92,533 shares of common stock during the second quarter of 2021 at a cost of $2.1 million and 200,420 shares during the first six months of 2021 at a cost of $4.1 million.  We expect to continue our repurchase program during 2021.

Key Initiatives and Challenges We Face

As the economy recovers from the pandemic, we remain optimistic that the Bank’s strategic initiatives will support the expansion and profitability of our relationship banking business. Such initiatives include updated branding, a  custom designed website, expanded geographic footprint of the branch network eastward into Riverhead and East Hampton, and recruitment of additional seasoned branch, lending and credit professionals.  Renovations at our leased space at 275 Broadhollow Road in Melville, N.Y. for a state-of-the-art branch and needed office space are expected to be completed in early 2022.  We  continually assess our branch network for efficiencies while remaining cognizant of our customers’ branch banking needs.   During the pandemic we experienced a notable increase in use of our mobile deposit functionality as well as our cash management offerings.

Low interest rates continue to exert pressure on operating results and growth.  Current lending and investing rates are below the rates earned on loan and securities repayments.  The net spread on securities purchased is significantly below the Bank’s current net interest margin, and the net spread on new lending is near or below current margin.  Continued increases in the cost of cybersecurity, and regulatory expectations in areas such as environmental, social and governance present additional challenges.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission (“SEC”).  In addition, the pandemic continues to present financial and operating challenges for the Corporation, its customers and the communities it serves.  These challenges may adversely affect the Corporation’s business, results of operations and financial condition for an indefinite period of time.  The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended June 30, 2021.  The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about August 4, 2021, when it is electronically filed with the SEC. Our SEC filings are also available on the SEC’s website at www.sec.gov.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	6/30/21	12/31/20
	(dollars in thousands)
Assets:
Cash and cash equivalents	$191,002	$211,182
Investment securities available-for-sale, at fair value	806,198	662,722

Loans:
Commercial and industrial	84,813	100,015
SBA Paycheck Protection Program	94,309	139,487
Secured by real estate:
Commercial mortgages	1,479,244	1,421,071
Residential mortgages	1,244,439	1,316,727
Home equity lines	49,693	54,005
Consumer and other	907	2,149
	2,953,405	3,033,454
Allowance for credit losses	(30,968)	(33,037)
	2,922,437	3,000,417

Restricted stock, at cost	19,901	20,814
Bank premises and equipment, net	37,646	38,830
Right of use asset - operating leases	11,176	12,212
Bank-owned life insurance	86,602	85,432
Pension plan assets, net	20,273	20,109
Deferred income tax benefit	434	1,375
Other assets	15,112	16,048
	$4,110,781	$4,069,141
Liabilities:
Deposits:
Checking	$1,318,941	$1,208,073
Savings, NOW and money market	1,833,590	1,679,161
Time	231,042	434,354
	3,383,573	3,321,588

Short-term borrowings	55,000	60,095
Long-term debt	226,002	246,002
Operating lease liability	11,998	13,046
Accrued expenses and other liabilities	17,564	21,292
	3,694,137	3,662,023
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 80,000,000 shares;
Issued and outstanding, 23,695,017 and 23,790,589 shares	2,370	2,379
Surplus	102,636	105,547
Retained earnings	309,256	295,622
	414,262	403,548
Accumulated other comprehensive income, net of tax	2,382	3,570
	416,644	407,118
	$4,110,781	$4,069,141

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Six Months Ended		Three Months Ended
	6/30/21	6/30/20	6/30/21	6/30/20
	(dollars in thousands)
Interest and dividend income:
Loans	$53,456	$56,888	$26,750	$27,957
Investment securities:
Taxable	4,078	6,749	2,245	3,323
Nontaxable	4,462	5,066	2,214	2,501
	61,996	68,703	31,209	33,781
Interest expense:
Savings, NOW and money market deposits	2,260	6,639	1,194	2,359
Time deposits	3,897	5,928	1,593	2,886
Short-term borrowings	700	885	350	266
Long-term debt	2,311	4,157	1,146	2,162
	9,168	17,609	4,283	7,673
Net interest income	52,828	51,094	26,926	26,108
Provision (credit) for credit losses	(1,609)	2,450	(623)	92
Net interest income after provision (credit) for credit losses	54,437	48,644	27,549	26,016

Noninterest income:
Investment services income	791	1,067	317	519
Service charges on deposit accounts	1,418	1,606	735	619
Net gains on sales of securities	606	—	—	—
Other	3,544	2,916	1,775	1,433
	6,359	5,589	2,827	2,571
Noninterest expense:
Salaries and employee benefits	19,915	18,913	9,845	9,639
Occupancy and equipment	6,344	6,133	3,067	3,061
Other	6,019	5,472	2,917	2,960
	32,278	30,518	15,829	15,660
Income before income taxes	28,518	23,715	14,547	12,927
Income tax expense	5,863	3,808	3,159	2,168
Net income	$22,655	$19,907	$11,388	$10,759

Share and Per Share Data:
Weighted Average Common Shares	23,758,398	23,871,245	23,735,723	23,838,224
Dilutive stock options and restricted stock units	89,776	39,135	96,060	23,638
	23,848,175	23,910,380	23,831,783	23,861,862

Basic EPS	$.95	$.83	$.48	$.45
Diluted EPS	$.95	$.83	$.48	$.45
Cash Dividends Declared per share	$.38	$.36	$.19	$.18

FINANCIAL RATIOS
(Unaudited)
ROA	1.10%	.96%	1.08%	1.02%
ROE	11.09%	10.34%	11.02%	11.30%
Net Interest Margin	2.70%	2.63%	2.71%	2.64%
Dividend Payout Ratio	40.00%	43.37%	39.58%	40.00%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	6/30/21		12/31/20
	(dollars in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$238		$1,422
Past due 90 days or more and still accruing	—		—
Nonaccrual	260		628
	498		2,050
Troubled debt restructurings:
Performing according to their modified terms	570		815
Past due 30 through 89 days	—		—
Past due 90 days or more and still accruing	—		—
Nonaccrual	—		494
	570		1,309
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	570		815
Past due 30 through 89 days	238		1,422
Past due 90 days or more and still accruing	—		—
Nonaccrual	260		1,122
	1,068		3,359
Other real estate owned	—		—
	$1,068		$3,359

Allowance for credit losses	$30,968		$33,037
Allowance for credit losses as a percentage of total loans	1.05%		1.09%
Allowance for credit losses as a multiple of nonaccrual loans	119.1	x	29.4	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Six Months Ended June 30,
	2021			2020
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate

Assets:
Interest-earning bank balances	$184,641	$96.10%		$91,821	$120.26%
Investment securities:
Taxable	445,712	3,982	1.79	344,932	6,629	3.84
Nontaxable (1)	357,924	5,648	3.16	375,326	6,412	3.42
Loans (1)	3,008,594	53,459	3.55	3,170,449	56,891	3.59
Total interest-earning assets	3,996,871	63,185	3.16	3,982,528	70,052	3.52
Allowance for credit losses	(32,256)			(33,115)
Net interest-earning assets	3,964,615			3,949,413
Cash and due from banks	34,228			32,925
Premises and equipment, net	38,399			39,814
Other assets	133,715			134,421
	$4,170,957			$4,156,573
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,786,527	2,260.26		$1,704,484	6,639.78
Time deposits	371,919	3,897	2.11	503,364	5,928	2.37
Total interest-bearing deposits	2,158,446	6,157.58		2,207,848	12,567	1.14
Short-term borrowings	56,813	700	2.48	92,235	885	1.93
Long-term debt	229,593	2,311	2.03	423,846	4,157	1.97
Total interest-bearing liabilities	2,444,852	9,168.76		2,723,929	17,609	1.30
Checking deposits	1,285,761			1,013,832
Other liabilities	28,509			31,819
	3,759,122			3,769,580
Stockholders' equity	411,835			386,993
	$4,170,957			$4,156,573

Net interest income (1)		$54,017			$52,443
Net interest spread (1)			2.40%			2.22%
Net interest margin (1)			2.70%			2.63%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Three Months Ended June 30,
	2021			2020
(dollars in thousands)	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate
Assets:
Interest-earning bank balances	$213,688	$57.11%		$153,565	$38.10%
Investment securities:
Taxable	489,407	2,188	1.79	347,202	3,285	3.78
Nontaxable (1)	354,175	2,802	3.16	370,479	3,165	3.42
Loans (1)	3,004,227	26,752	3.56	3,181,365	27,958	3.52
Total interest-earning assets	4,061,497	31,799	3.13	4,052,611	34,446	3.40
Allowance for credit losses	(31,623)			(34,119)
Net interest-earning assets	4,029,874			4,018,492
Cash and due from banks	35,491			31,488
Premises and equipment, net	38,102			39,696
Other assets	132,671			139,330
	$4,236,138			$4,229,006

Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,864,640	1,194.26		$1,698,207	2,359.56
Time deposits	322,987	1,593	1.98	496,691	2,886	2.34
Total interest-bearing deposits	2,187,627	2,787.51		2,194,898	5,245.96
Short-term borrowings	54,985	350	2.55	61,133	266	1.75
Long-term debt	226,002	1,146	2.03	448,351	2,162	1.94
Total interest-bearing liabilities	2,468,614	4,283.70		2,704,382	7,673	1.14
Checking deposits	1,327,332			1,109,620
Other liabilities	25,649			32,179
	3,821,595			3,846,181
Stockholders' equity	414,543			382,825
	$4,236,138			$4,229,006
Net interest income (1)		$27,516			$26,773
Net interest spread (1)			2.43%			2.26%
Net interest margin (1)			2.71%			2.64%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.